EXHIBIT 5.1

[THOMPSON HINE LLP]

November 30, 2015

Scripps Networks Interactive, Inc.

7721 Sherrill Boulevard

Knoxville, Tennessee 37932

Ladies and Gentlemen:

We have acted as counsel to Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) registering the offer and sale of up to 8,000,000 of the Company’s Class A Common Shares, $.01 par value per share (the “Common Shares”), which may be issued or delivered pursuant to the Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan (the “Plan”).

We have examined such documents as we have deemed necessary or appropriate to enable us to render this opinion, including: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Code of Regulations of the Company, (c) the Plan, and (d) the Registration Statement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary or advisable for purposes of this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We also have assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Based upon the matters stated herein and subject to the qualifications set forth herein, it is our opinion that, upon the payment for Common Shares in accordance with the terms of the Plan (assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Shares) and issuance or delivery of such Common Shares as provided in the Plan, such Common Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the specific issues addressed herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you with respect to any changes in any laws, rules, regulations or judicial decisions that may occur after the date of this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement; however, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ Thompson Hine LLP